Exhibit 4.2

amendMENT No. 1 to BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 to Business Combination Agreement (this “Amendment”) is dated as of September 29, 2021 and amends that certain Business Combination Agreement, dated as of March 31, 2021 (the “Business Combination Agreement”), by and among Union Acquisition Corp. II, an exempted company incorporated under the laws of the Cayman Islands (“SPAC”), Crynssen Pharma Group Limited, a private limited liability company registered and incorporated under the laws of Malta, with company registration number C 59671 and with its registered office at C1, Midland Micro Enterprise Park, Burmarrad Road, Naxxar NXR 6345, Malta (the “Company”), Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, with registered office at 9 rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B253360 (“Holdco”), and OZLEM Limited, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub”). Capitalized terms not otherwise defined in this Amendment have the meanings given to such terms in the Business Combination Agreement.

WHEREAS, the Parties have entered into the Business Combination Agreement;

WHEREAS, pursuant to the Business Combination Agreement and contemporaneously with the execution thereof, (i) Holdco, the Company and IFC entered into an Exchange Agreement (the “IFC Exchange Agreement”), pursuant to which, among other things, IFC initially agreed to, effective at the Exchange Effective Time, contribute its respective Company Ordinary Shares to Holdco in exchange for 6,000,000 Holdco Redeemable B Shares and a number of Holdco Ordinary Shares calculated pursuant to the terms thereto, and (ii) Holdco and IFC entered into the IFC Redemption Agreement, pursuant to which, Holdco initially agreed to redeem 6,000,000 Holdco Redeemable B Shares from IFC at a price of $10.00 per Holdco Redeemable B Share, immediately following the Closing;

WHEREAS, concurrently with the execution and delivery of this Amendment, (i) the Company, Holdco and IFC are entering into an amendment to the IFC Exchange Agreement (the “IFC Exchange Amendment”), pursuant to which the Company, Holdco and IFC have agreed that, upon IFC contributing its respective Company Ordinary Shares to Holdco, Holdco will reduce by 1,500,000 the number of Holdco Redeemable B Shares required to be issued to IFC under the IFC Exchange Agreement and will increase by 1,500,000 the number of Holdco Ordinary Shares required to be issued to IFC under the IFC Exchange Agreement, and (ii) Holdco and IFC are entering into an amendment to the IFC Redemption Agreement, pursuant to which Holdco and IFC have agreed that, in connection with the IFC Exchange Amendment, Holdco shall redeem 4,500,000, instead of 6,000,000, Holdco Redeemable B Shares from IFC at a price of $10.00 per Holdco Redeemable B Share, immediately following the Closing;

WHEREAS, pursuant to the Business Combination Agreement, SPAC, Holdco, Sponsors, the SPAC Investors party thereto and the Company Shareholders initially agreed, in connection with the Closing, to enter into the Registration Rights and Lock-Up Agreement substantially in the form of Exhibit A attached to the Business Combination Agreement;

WHEREAS, the Parties wish to amend the form of Registration Rights and Lock-Up Agreement set forth in Exhibit A of the Business Combination Agreement to be entered into by the relevant parties thereto in connection with the Closing to change the allocation of the 4,000,000 Alternative Lock-Up Ordinary Shares (as defined under the Registration Rights and Lock-Up Agreement) among the Company Shareholders;

WHEREAS, concurrently with the execution and delivery of this Amendment, the Company, Holdco, SPAC and the Sponsors are entering into that certain Share Forfeiture Agreement, dated as of the date hereof (“Forfeiture Agreement”), pursuant to which one or more Sponsors party thereto have agreed with SPAC, Holdco and the Company to forfeit 500,000 SPAC Ordinary Shares subject to, and conditioned upon, the occurrence of the Closing;

WHEREAS, the Parties wish to increase the SPAC Transaction Expenses Cap to $16,650,000 and reduce the amount of minimum cash, required under Section 9.03(e) of the Business Combination Agreement to be held by the SPAC (either in or outside the Trust Account) at Closing, to $160,000,000;

WHEREAS, to ensure consistency with the IFC Exchange Amendment and this Amendment, the Parties wish to amend and replace Section 2.02 of the Company Disclosure Schedule and Exhibits B, D and E to the Business Combination Agreement; and

WHEREAS, the Parties wish to make other changes to the Business Combination Agreement and the other Transaction Documents, as further described hereunder and thereunder.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

1. Amendments.

(a) New Definition. Section 1.01 of the Business Combination Agreement is hereby amended to add the following definition:

“Forfeiture Agreement” means that certain Share Forfeiture Agreement, dated on or about the Closing Date, by and among the Company, Holdco, SPAC and the Sponsors and pursuant to which Union Acquisition Associates II, LLC will agree to forfeit 400,000 SPAC Ordinary Shares and Union Group International Holdings Limited will agree to forfeit 300,000 SPAC Ordinary Shares subject to, and conditioned upon, the occurrence of the Closing.

(b) Revised Definitions. Section 1.01 of the Business Combination Agreement is hereby amended by replacing the following definitions set forth in the Business Combination Agreement with the definitions set forth in this Amendment as follows:

“Ancillary Agreement” means the Exchange Agreements, the Transaction Support Agreement, the Registration Rights and Lock-Up Agreement, the Nomination Agreement, the SPAC Warrant Amendment, the IFC Redemption Agreement, the Forfeiture Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Holdco, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“SPAC Transaction Expenses Cap” means $16,650,000.

(c) Holdco Redeemable B Shares Redemption. Section 2.02(b)(i)(E) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

(E) immediately following the Exchange Effective Time, 4,500,000 Holdco Redeemable B Shares held by IFC, constituting all the issued and outstanding Holdco Redeemable B Shares, shall be redeemed by Holdco at their subscription price of $10 per Holdco Redeemable B Share (the “Holdco Redeemable B Shares Redemption”) and held in treasury by Holdco. Upon consummation of the Holdco Redeemable B Shares Redemption, IFC will cease to be the registered shareholder of such Holdco Redeemable B Shares.

(d) Form of Registration Rights and Lock-Up Agreement. The Business Combination Agreement is hereby amended by replacing Exhibit A attached thereto in its entirety with Exhibit A attached hereto.

(e) Form of Amended and Restated Holdco Organizational Documents. The Business Combination Agreement is hereby amended by replacing Exhibit B attached thereto in its entirety with Exhibit B attached hereto.

(f) Form of Nomination Agreement. The Business Combination Agreement is hereby amended by replacing Exhibit D attached thereto in its entirety with Exhibit D attached hereto.

(g) Form of SPAC Warrant Amendment. The Business Combination Agreement is hereby amended by replacing Exhibit E attached thereto in its entirety with Exhibit E attached hereto.

(h) Section 2.02 of Company Disclosure Schedule. The Business Combination Agreement is hereby amended by replacing Section 2.02 of the Company Disclosure attached thereto in its entirety with Section 2.02 attached hereto.

(i) Minimum Available Net Cash. Section 9.03(e) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

(e) Minimum Available Net Cash. After giving effect to the exercise of the Redemption Rights and payments related thereto, SPAC shall have at least an aggregate of $160,000,000 of cash held either in or outside the Trust Account, including the aggregate amount of the PIPE Investment Amount consummated prior to, or as of, the Closing.

(j) Forfeiture Agreement. Section 9.03 of the Business Combination Agreement is hereby amended by adding a new subsection (g), as follows:

(g) Forfeiture Agreement. The Sponsors party to the Forfeiture Agreement shall have delivered, or cause to be delivered to Holdco and the Company, copies of the Forfeiture Agreement duly executed by such Sponsors.

2. No Other Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Business Combination Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

3. General Provisions. The provisions of Section 11.03 (Severability), 11.04 (Entire Agreement; Assignment), 11.06 (Governing Law), 11.07 (Waiver of Jury Trial), 11.09 (Counterparts) and Section 11.11 (Drafting of the Agreement) of the Business Combination Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

UNION ACQUISITION CORP. II

By	/s/ Kyle Bransfield
Name:	Kyle Bransfield
Title:

CRYNSSEN PHARMA GROUP LIMITED

By	/s/ Ruben Minski
Name:	Ruben Minski
Title:	Authorized Signatory

PROCAPS GROUP, S.A.

By	/s/ Ruben Minski
Name:	Ruben Minski
Title:	Authorized Signatory

OZLEM LIMITED

By	/s/ Ruben Minski
Name:	Ruben Minski
Title:	Authorized Signatory

Exhibit A

Registration Rights and Lock-Up Agreement

[Intentionally omitted]

Exhibit B

Amended and Restated Holdco Organizational Documents

[Intentionally omitted]

Exhibit D

Nomination Agreement

[Intentionally omitted]

Exhibit E

SPAC Warrant Amendment

[Intentionally omitted]

Section 2.02

Section 2.02 of the Company Disclosure Schedule

[Intentionally omitted]